Exhibit 99.1

Heritage Reports Second Quarter 2024 Results
Tampa, FL – August 6, 2024: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported second quarter of 2024 financial results.
Second Quarter 2024 Result Highlights
•Net income of $18.9 million or $0.61 per diluted share, improved from net income of $7.8 million or $0.30 per diluted share in the prior year quarter.
•Gross premiums earned of $350.1 million, up 6.1% from $330.0 million in the prior year quarter.
•Net premiums earned of $190.3 million, up 7.6% from $176.8 million in the prior year quarter.
•Net loss ratio of 55.7%, an improvement of 4.6 points from 60.3% in the prior year quarter.
•Net expense ratio of 36.8%, up 2.0 points from 34.8% in the prior year quarter.
•Net combined ratio of 92.5%, an improvement of 2.6 points from 95.1% in the prior year quarter.
“First, on behalf of the entire Heritage family, we wish a swift and complete recovery to all of those impacted by Hurricane Debby. Our team has been responding to policyholder needs and remains ready to provide outstanding claim service. With regard to the second quarter, our strong results demonstrate the continued execution of our underwriting and rate adequacy initiatives over the last three years," remarked Ernie Garateix, CEO at Heritage. "Through our proactive actions to improve rates and organically grow our commercial residential business, we are achieving top line growth while expanding our margins and delivering stronger earnings. A key component of this strategy was our decision in December of 2022 to largely cease writing new personal lines policies in Florida and the Northeast given the wavering profitability of our book of business, coupled with tightening reinsurance markets at that time. Importantly, we have now reached an inflection point which positions us to selectively resume writing new business in these regions. Looking forward, we plan to pursue a strategy of controlled growth anchored by continued risk management and stringent underwriting. This is an opportune time to accelerate growth given the disruption in many of our markets that is opening up significant market share, combined with the positive impact of Florida legislative changes and a stabilized reinsurance market where we continue to receive support from our partners. I'm pleased with the progress that we have made, and even more encouraged with the opportunities ahead, which would not be possible without the experience and dedication of our employees."
Strategic Profitability Initiatives
The following provides an update to the Company’s strategic initiatives aimed at achieving consistent long-term quarterly earnings and driving shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made compared to second quarter 2023.
Generate underwriting profit though rate adequacy and more selective underwriting.
•Significant and consistent rating actions across the book of business have had a favorable impact, resulting in higher average premium per policy.
•Maintaining rate adequacy is a core principle for our business and we expect our net income to grow and build off our first quarter results, having a positive impact on future earnings.
•Gross premiums earned increased 6.1% over the prior year quarter, driven by rate actions as well as organic growth in commercial residential business, while net income grew by 143%.
•Premiums-in-force of $1.4 billion are up 6.1% from the prior year quarter, driven primarily by growth in commercial residential business and rate increases throughout the book of business.
•Continued focus on enhancing underwriting criteria including assessment of agent and agency performance has benefited the attritional loss ratio.
Allocate capital to products and geographies that maximize long-term returns.
•We selectively increased the commercial residential premium in force by 29.4% compared to the second quarter of 2023, while the total insured value (“TIV”) only increased by 9.9%. The commercial residential business, which tends to have a significantly lower attritional loss ratio, generates materially higher premiums. Commercial residential business accounts for 21.3% of the in-force premium, compared to 17.5% in the prior year period.
•As part of our targeted exposure management strategy, we continue to grow our policy count in products and geographies which are profitable and reduce our policy count in unprofitable and over concentrated areas.
•In-Force premium grew nearly $30.0 million or 177.0% year over year for our Excess & Surplus (“E&S”) business where we can more nimbly adjust rates and coverage. This business was written in California, Florida, and South Carolina. We will continue to evaluate other states for E&S and other products as we focus on our controlled growth strategy.
•This disciplined underwriting approach resulted in a policy count reduction of just over 69,000 or 14.1% throughout our footprint from second quarter 2023, while premium in force increased by $81.2 million or 6.1%. We expect the headwind from declining policies to moderate.
•Given improved rate adequacy across our regions, we will begin underwriting new policies in Florida and the Northeast as we pursue a controlled growth strategy designed to accelerate revenue growth.
•Competitor dislocation in many markets has opened new business opportunities to Heritage specifically in New York as several competitors have exited the market.
•Expect to leverage our existing sales and marketing teams that are in place in both Florida and the Northeast.
Maintain a balanced and diversified portfolio.
•Selective diversification of the portfolio by product and state, which can change based on market conditions, serves to reduce performance volatility.
•No state represents over 27.3% of the Company’s TIV.
Capital Management
Heritage's Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize financial stability and strategic growth. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations
The following table summarizes results of operations for the three and six months ended June 30, 2024 and 2023 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change		2024	2023	Change

Total revenues	$203,571	$185,313	9.9%		$394,873	$362,234	9.0%
Net income	$18,869	$7,779	142.6%		$33,094	$21,787	51.9%
Earnings per share	$0.61	$0.30	103.3%		$1.08	$0.85	27.1%

Book value per share	$8.32	$6.27	32.7%		$8.32	$6.27	32.7%
Return on equity *	30.8%	19.7%	11.1	pts	27.8%	29.9%	(2.1)	pts

Underwriting summary
Gross premiums written	424,530	396,559	7.1%		781,214	706,868	10.5%
Gross premiums earned	350,073	330,015	6.1%		691,462	647,037	6.9%
Ceded premiums	(159,757)	(153,211)	4.3%		(321,720)	(304,204)	5.8%
Net premiums earned	190,316	176,804	7.6%		369,742	342,833	7.8%

Ceded premium ratio	45.6%	46.4%	(0.8)	pts	46.5%	47.0%	(0.5)	pts

Ratios to Net Premiums Earned:
Loss ratio	55.7%	60.3%	(4.6)	pts	56.2%	59.5%	(3.3)	pts
Expense ratio	36.8%	34.8%	2.0	pts	36.9%	35.3%	1.6	pts
Combined ratio	92.5%	95.1%	(2.6)	pts	93.1%	94.8%	(1.7)	pts

* Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.
Note: Percentages and sums in the table may not recalculate precisely due to rounding.
Ratios
Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.
Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.
Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.
Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.
Second Quarter 2024 Results:

Second quarter 2024 net income of $18.9 million or $0.61 per diluted share, compared to net income of $7.8 million or $0.30 per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned and higher net investment income, which was partly offset by higher operating expenses. This improvement is attributable to the positive impact of rate actions, underwriting actions, and targeted exposure management taken over the last several years, which favorably impacted results during the second quarter 2024. These and other actions resulted in growth of 7.6% in net premiums earned, a 48.0% increase in net investment income, and a 0.7% decrease in net losses and LAE. Policy acquisition costs increased 13.9%, which was attributable to costs that vary with gross premiums written as well as a reduction in ceding commission income on the net quota share reinsurance contract. General and administrative costs increased 13.6% driven primarily by costs associated with investments in technology as well as a higher cost for liability insurance and a reduction in ceding commission income.
Premiums-in-force were $1.4 billion as of second quarter 2024, an increase of 6.1% compared to $1.3 billion as of second quarter 2023. Second quarter 2024 represents our tenth consecutive quarter of driving higher in-force premium.

Gross premiums written of $424.5 million were up 7.1% from $396.6 million in the prior year quarter, reflecting a strategic and substantial organic increase in Florida commercial residential lines business and a higher average premium per policy throughout the book of business from rating actions and use of inflation guard, which ensures appropriate property values, partly offset by intentional targeted exposure management.
Gross premiums earned of $350.1 million, up 6.1% from $330.0 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months as described above.
Net premiums earned of $190.3 million, up 7.6% from $176.8 million in the prior year quarter, reflecting higher gross premium earned outpacing the increase in ceded premiums for the quarter.
Ceded premium ratio of 45.6%, down 0.8 points from 46.4% in the prior year quarter driven by growth in gross premiums earned which offset higher catastrophe excess of loss reinsurance costs. Due to improvements in our reinsurance program from a cost and structure standpoint, coupled with growing gross premiums earned, we expect to have a meaningful reduction in our ceded premium ratio going forward.
Net loss ratio decreased to 55.7%, a 4.6 point decline from 60.3% in the same quarter last year reflecting higher net premiums earned, coupled with slightly lower net losses and LAE driven by lower weather losses which were partly offset by higher adverse development. Net weather losses for the current accident quarter were $19.7 million, a decrease of $14.1 million from $33.8 million in the prior year quarter. There were no catastrophe losses in the current or prior year quarters. Additionally, the net loss ratio was impacted by net unfavorable loss development of $8.7 million during the second quarter of 2024, compared to net favorable development of $2.7 million in the second quarter of 2023.
The net expense ratio was 36.8%, a 2.0 point increase from the prior year quarter amount of 34.8%, primarily due to higher underwriting costs associated with the increase in gross premiums written and a reduction in ceding commission income, as well as and higher general and administrative costs as described above, which were partly offset by the increase in net premiums earned.
Net combined ratio of 92.5% improved 2.6 points from 95.1% in the prior year quarter, driven by a lower net loss ratio and partly offset by a higher net expense ratio as described above.
Net investment income was $9.8 million up $3.2 million from $6.6 million in the prior year quarter reflecting actions to align the investments with the yield curve and take advantage of higher short-term yields. Total revenue for the prior year quarter includes a $1.6 million impairment on other investments that did not recur in the current year quarter.
The effective tax rate of 24.1% compared to 43.0% in the prior year quarter. The effective tax rate for the prior year quarter was impacted by an increase of $2.5 million in the deferred tax valuation allowance related to certain tax elections made by Osprey Re, the Company’s captive reinsurer domiciled in Bermuda. There was no benefit nor detriment associated with a valuation allowance in the current year quarter. The impact of permanent tax differences on projected results of operations for the calendar year impacts the effective tax rate, which can also fluctuate throughout the year as estimates used in the quarterly tax provision are updated with additional information.
Supplemental Information:

Policies-in-force:	Q2 2024	Q2 2023	% Change
Florida	142,591	165,761	(14.0)%
Other States	277,653	323,629	(14.2)%
Total	420,244	489,390	(14.1)%
Premiums-in-force:
Florida	$734,698,077	$665,169,364	10.5%
Other States	687,638,190	675,983,599	1.7%
Total	$1,422,336,267	$1,341,152,963	6.1%
Total Insured Value:
Florida	$104,426,161,222	$105,826,117,271	(1.3)%
Other States	278,666,369,312	297,901,382,470	(6.5)%
Total	$383,092,530,534	$403,727,499,741	(5.1)%

Book Value Analysis:

Book Value Per Share	As Of
	June 30, 2024	December 31, 2023	June 30, 2023
Numerator:
Common stockholders' equity	$255,333	$220,280	$160,627
Denominator:
Total Shares Outstanding	30,684,198	30,218,938	25,622,495
Book Value Per Common Share	$8.32	$7.29	$6.27

Book value per share of $8.32 at June 30, 2024, was up 14.1% from fourth quarter 2023 and up 32.7% from second quarter 2023. The increase from the comparable quarter of 2023 is primarily attributable to net income as well as a reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to periods of rising interest rates as investment are held. The increase in book value per share from December 31, 2023 is attributable to 2024 year-to-date net income. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 2.68 years.
Conference Call Details:
Wednesday, August 7, 2024 – 9:00 a.m. ET
Participant Dial-in Numbers Toll Free: 1-888-346-3095
Participant International Dial In: 1-412-902-4258
Canada Toll Free: 1-855-669-9657
Webcast:
To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share amounts)

	June 30, 2024	December 31, 2023
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$698,853	$560,682
Equity securities, at fair value,	1,936	1,666
Other investments, net	6,790	7,067
Total investments	707,579	569,415
Cash and cash equivalents	480,930	463,640
Restricted cash	10,956	9,699
Accrued investment income	5,148	4,068
Premiums receivable, net	100,832	89,490
Reinsurance recoverable on paid and unpaid claims, net	536,888	482,429
Prepaid reinsurance premiums	505,180	294,222
Income tax receivable	12,066	13,354
Deferred income tax asset, net	12,694	11,111
Deferred policy acquisition costs, net	114,818	102,884
Property and equipment, net	34,510	33,218
Right-of-use lease asset, finance	16,337	17,606
Right-of-use lease asset, operating	6,357	6,835
Intangibles, net	39,464	42,555
Other assets	15,590	12,674
Total Assets	$2,599,349	$2,153,200
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$822,271	$845,955
Unearned premiums	765,632	675,921
Reinsurance payable	504,291	159,823
Long-term debt, net	120,780	119,732
Advance premiums	26,262	23,900
Accrued compensation	6,278	9,461
Lease liability, finance	19,250	20,386
Lease liability, operating	7,528	8,076
Accounts payable and other liabilities	71,724	69,666
Total Liabilities	$2,344,016	$1,932,920
Stockholders’ Equity:
Common stock, $0.0001 par value,	3	3
Additional paid-in capital	361,789	360,310
Accumulated other comprehensive loss, net of taxes	(34,770)	(35,250)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	59,211	26,117
Total Stockholders' Equity	255,333	220,280
Total Liabilities and Stockholders' Equity	$2,599,349	$2,153,200

HERITAGE INSURANCE HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Other Comprehensive Income
(Amounts in thousands, except share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
REVENUES:
Gross premiums written	$424,530	$396,559	$781,214	$706,868
Change in gross unearned premiums	(74,457)	(66,544)	(89,752)	(59,831)
Gross premiums earned	350,073	330,015	691,462	647,037
Ceded premiums	(159,757)	(153,211)	(321,720)	(304,204)
Net premiums earned	190,316	176,804	369,742	342,833
Net investment income	9,769	6,599	18,320	12,181
Net realized gains (losses) and impairment	12	(1,568)	11	330
Other revenue	3,474	3,478	6,800	6,890
Total revenues	203,571	185,313	394,873	362,234
EXPENSES:
Losses and loss adjustment expenses	105,928	106,646	207,963	204,098
Policy acquisition costs, net	47,224	41,451	94,153	81,776
General and administrative expenses, net	22,780	20,058	42,414	39,111
Intangible asset impairment	—	767	—	767
Total expenses	175,932	168,922	344,530	325,752
Operating income	27,639	16,391	50,342	36,482
Interest expense, net	2,780	2,740	5,610	5,621
Income before income taxes	24,859	13,651	44,733	30,861
Provision for income taxes	5,990	5,872	11,639	9,074
Net income	$18,869	$7,779	$33,094	$21,787
OTHER COMPREHENSIVE INCOME
Change in net unrealized gains (losses) on investments	924	(2,986)	641	9,158
Reclassification adjustment for net realized investment (gains) losses	(12)	9	(11)	11
Income tax (expense) benefit related to items of other comprehensive income	(216)	698	(150)	(2,158)
Total comprehensive income	$19,565	$5,500	$33,574	$28,798
Weighted average shares outstanding
Basic	30,649,732	25,567,157	30,513,207	25,562,731
Diluted	30,708,995	25,626,420	30,572,470	25,621,994
Earnings per share
Basic	$0.62	$0.30	$1.08	$0.85
Diluted	$0.61	$0.30	$1.08	$0.85

About Heritage
Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including our strategy of controlled growth anchored by continued risk management, stringent and selective underwriting, rating action, including the impact of rate adequacy on future financial results, capital allocation, targeted exposure management and strategic reduction of policy count, where appropriate, in certain geographies; the impact of our reinsurance program and earned premium growth on our future ceded premium ratio; our expectation that the headwind from declining policies will moderate; our expectation regarding selective underwriting in Florida and the Northeast, including utilizing our existing sales and marketing teams in those markets. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and conflicts between Russia and Ukraine and in the Middle East; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 13, 2024, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.
Investor Contact:
Kirk Lusk
Chief Financial Officer
klusk@heritagepci.com
investors@heritagepci.com
Zack Mukewa
Investor Relations
Lambert
HRTG@lambert.com